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                             STINSON, MAG & FIZZELL
                           A PROFESSIONAL CORPORATION

                              1201 WALNUT STREET
                      KANSAS CITY, MISSOURI 64106-2150
                               MAILING ADDRESS:

100 SOUTH FOURTH STREET         P.O. BOX 419251           7500 WEST 110TH STREET
ST. LOUIS, MISSOURI          KANSAS CITY, MISSOURI         OVERLAND PARK, KANSAS
63102                              64141-6251                              66210
TELEPHONE (314) 259-4500    TELEPHONE (816) 842-8600    TELEPHONE (913) 451-8600
FACSIMILE (314) 259-4599    FACSIMILE (816) 691-3495    FACSIMILE (913) 344-6777

                               OCTOBER 10, 1996


Duckwall-ALCO Stores, Inc.
401 Cottage Street
Abilene, Kansas 67410-0219

Gentlemen:

     We refer to the Registration Statement on Form S-1 of Duckwall-ALCO Stores, Inc., a Kansas corporation (the "Company"), filed with the Securities and Exchange Commission (File No. 333-12081) for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 1,000,000 shares of Common Stock, par value of $.0001 per share, to be offered by the Company, 400,000 shares to be offered by certain stockholders of the Company ("Selling Stockholders") and 210,000 shares which may be offered by the Company pursuant to an over-allotment option granted to the underwriters for this offering.

     In connection therewith, we have examined the Articles of Incorporation, as amended, the Bylaws of the Company, as presently in effect, minutes of the applicable meetings of the board of directors of the Company, together with such other corporate records, certificates of public officials and other documents as we have deemed necessary to enable us to express an opinion on the matters covered hereby. In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed copies or photocopies.

     Based upon the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas.

     2. All necessary corporate action has been taken to authorize the issuance and sale by the Company of 1,210,000 shares of Common Stock, par value $.00001 per share, for the consideration set forth in such Registration Statement, and, upon such issuance and sale,


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Duckwall-ALCO Stores, Inc.
October 10, 1996
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such shares will be duly and legally issued, fully paid and nonassessable.

     3. The 400,000 shares of Common Stock to be sold by the Selling Stockholders are duly and legally issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm under the heading "Legal Matters" in the Prospectus which constitutes a part of such Registration Statement. We also consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

     In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

     We are delivering this opinion to the Company, and no person other than the Company may rely upon it.

                                    Very truly yours,


                                    /s/ STINSON, MAG & FIZZELL, P.C.